ACQUISITION AND PURCHASE AGREEMENT

DATED AS OF

OCTOBER 31, 2023

BY AND BETWEEN

TPT GLOBAL TECH, INC.

AND

GEOKALL UK LTD

AND ITS

SELLERS

ACQUISITION AND PURCHASE AGREEMENT

This AGREEMENT, dated as of October 31, 2023 (the "Agreement"), is by and between TPT Global Tech, Inc. ("TPTG"), a Florida Corporation, ("Purchaser"), and Geokall UK Ltd ("Geokal")a UK Limited Company and it's owners ("Sellers"), registered office is located at 1210A, Stockport Road, Manchester, M19 2RA , United Kingdom

WHEREAS, the Board of Directors of TPTG and the Sellers want to move forward and approve the acquisition of all of the assets, liabilities, intellectual property, and technology of Geokall UK Ltd ("Acquired Assets") by TPTG (the "Acquisition") in a stock transaction;

WHEREAS, those persons listed on Exhibit A are the Sellers of Geokall UK Ltd of all of the common, preferred and any other existing capital stock or convertible debt of Geokall UK Ltd ("Acquired Stock") and

WHEREAS, this Agreement is intended to set forth the terms upon which all of the Acquired Assets of Geokall UK Ltd will be acquired by TPTG from Sellers in a stock transaction.

NOW, THEREFORE, in consideration of the foregoing and to document the respective intentions, representations, warranties, covenants, and agreements by and between the undersigned, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE I

THE CONSIDERATION

SECTION 1.01 Consideration for Acquisition. The consideration deliverable at Closing (as herein defined) by TPTG to Sellers is as follows: In consideration for all assets intellectual property, and technology of GEOKALL UK LTD as listed on Exhibit B, collectively,

a) The Purchaser will issue Two Hundred Thousand (200,000) shares of TPTG restricted Series E Convertible Preferred Stock with a stated price of $5.00 USD per share with the Designation of Rights and Privileges as set forth in Exhibit C to those persons or Sellers as allocated according to ownership as set forth on Exhibit A;

b) The Purchaser agrees that upon a successful fund-raising event, the Purchaser will provide Geokall with working capital in the amount up to $500,000 USD. An initial payment will be made from either the Purchaser's current ongoing cashflow or capital raised from their fund-raising activities to address sellers current working capital needs. Subsequently, a second payment will be made from Purchaser current ongoing cashflow or capital raise to settle certain Geokall debt obligations. Additional working capital payments will be made from the Purchaser's fund raising efforts..

c) It is agreed by the Sellers that there must be an audit based on SEC Standards of Geokall UK Ltd financial statements, including footnotes, as required by Purchaser SEC accounting and disclosure requirements, and that the Sellers agree that the purchase price may be subject to change, as agreed by the Purchaser and Sellers, based on the results of the audit.

d) Purchaser and Seller agree that the closing may occur prior to the SEC audit being completed if both parties agree. .

SECTION 1.02 Effective Date of the Acquisition

The Acquisition shall become effective upon the delivery of the bills of sale, assignments of patents, trademarks, source code, and technology to TPTG simultaneously with the delivery of the consideration specified in paragraphs 1.01(a), and (b) by TPTG to Sellers, the delivery of the document described in 1.01(c), by TPTG.

ARTICLE II
TITLE AND LICENSING MATTERS

SECTION 2.01 Title

Sellers warrant and represent that when delivered hereunder, the Acquired Stock will be free and clear of all liens and encumbrances whatsoever, and the Acquired Assets of Geokall UK Ltd shall be free and clear of all liens and encumbrances and the conveyance of the Acquired Stock of Sellers will not trigger a default or be an event of default as to any other business aspect or matter involving Sellers.

SECTION 2.02 Licensing Matters

(a) Sellers shall maintain: (i) all Licenses issued and administered by any regulatory authority. Sellers covenant and agree to maintain such licenses.

(b) On the Closing Date, all licensing shall be in good standing, and, to Sellers' knowledge, this transaction shall not jeopardize the licenses of acquiree, nor its contract with any vendors or customers. TPTG shall obtain and maintain any approvals necessary for the operations and license of Sellers after Closing.

ARTICLE III
CLOSING

SECTION 3.01 Closing

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the

conditions set forth in Article VII, the closing of the Acquisition (the "Closing") shall take place as soon as reasonably practicable (but in no event on written notice of less than two (2) business days) after all of the conditions set forth in Article VII are satisfied or, to the extent extended hereunder, at the offices of Seller, located at 1210A Stockport Road, Manchester M19 2RA, UK on or before 10:00 a.m. local time on , or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the "Closing Date") at which time the consideration identified in Section 1.01 shall be delivered. Upon payment of the consideration set forth in Section 1.01 above, Sellers shall cause all officers and directors of Geokall UK Ltd to resign their positions with Geokall, at which time TPTG shall elect new directors, who shall thereafter appoint new officers of Geokall UK Ltd. Future Employment considerations of existing Geokall UK ltd staff are detailed in Exhibit G

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TPTG

Except as set forth in the applicable section of any disclosure schedule delivered by "TPTG" to Sellers prior to the execution of this Agreement (the "TPTG" Disclosure Schedule"), TPTG represents and warrants to Sellers as follows:

SECTION 4.01 Organization of TPTG; Authority

TPTG is an entity duly organized, validly existing, and in good standing under the laws of the State of Florida. TPTG has all requisite corporate power and corporate authority to enter into the transaction documents to which it is a party ("Transaction Documents"), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties, and to conduct its business. The execution, delivery, and performance by TPTG of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TPTG, including, without limitation, the approval of the board of directors of TPTG. The Transaction Documents have been duly executed and delivered and, if the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of TPTG, enforceable against TPTG in accordance with their terms. TPTG has heretofore delivered or made available to Sellers complete and correct copies of the certificate of incorporation and by-laws of TPTG, as in effect as of the date of this Agreement, and TPTG is not in violation of its organizational documents.

SECTION 4.02 No Violation; Consents and Approvals

The execution and delivery by TPTG of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and TPTG's compliance and performance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of TPTG (b) any Law applicable to TPTG or the property or assets of TPTG, or (c) give rise to any

right of termination, cancellation or acceleration under, or result in the creation of any lien upon any of the properties of TPTG under any contract to which TPTG is a party or by which TPTG or any assets of TPTG may be bound. No governmental approval is required to be obtained or made by or with respect to TPTG in connection with the execution and delivery of this Agreement or the consummation by TPTG of the transactions contemplated hereby.

SECTION 4.03 Litigation; Compliance with Laws

(a) There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of TPTG, threatened against, relating to or affecting TPTG, its business or its assets that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby or TPTG's operation of its business after Closing. TPTG is not in default under any order, license, regulation or demand of any federal, state, or local court or other governmental agency with respect to any order, writ, injunction, or decree of any court or such agency.

(b) TPTG has complied with, and is in compliance in all material respects with, all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to TPTG, the operation of its business, and its assets (individually, a "Law" and collectively, "Laws"). TPTG has received no notice from any federal, state, or local court, agency, organization, or political subdivision (each, a "Governmental Entity") or other person of any violation of any Law. TPTG has obtained and holds all required permits, licenses, certificates of authority, orders, and approvals (collectively, "Licenses") of, and has made all filings, applications and registrations with, federal, state, local, or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted and the absence of which would have an adverse effect on such business. All such Licenses are in full force and effect and current. To the knowledge of TPTG, no suspension or cancellation of License is threatened, no violations are or have been recorded in respect of any such License, and no proceeding is pending, or, to the knowledge of "TPTG", threatened to revoke or limit any such License.

SECTION 4.04 Capitalization of TPTG; Common Stock

(a) As of date hereof, the authorized capital stock of TPTG consists of 4.5 billion shares of common stock, of which approximately 1,975,579,354 shares were issued and outstanding. All of the outstanding shares of TPTG's common stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof a total of 1,000,000 Series A Preferred Shares are deemed issued and outstanding, 2,588,693 Series B Preferred Shares are deemed issued and outstanding, zero shares of Series C Preferred Stock are now outstanding, 46,649 shares of Series D Preferred Stock are deemed issued and outstanding and 2,043,507 shares of Series E Preferred Stock are deemed issued and outstanding.

(b) If and when issued in accordance with the provisions hereof, all of the shares of common stock to be issued to Sellers will be duly authorized and validly issued shares of TPTG, and will be fully paid and nonassessable. If and when issued to Sellers in accordance with the provisions of the Note, none of the shares of common stock will be issued in violation of the preemptive or preferential rights of any holder of TPTG's capital stock or in violation of the registration

provisions of the Securities Act of 1933 or applicable state securities or blue sky laws. At all times while any principal balance of the Note is unpaid, TPTG will have reserved a sufficient number of shares of common stock for the purpose of issuance pursuant to the provisions of the Note.

SECTION 4.05 No Brokers or Finders

Neither TPTG nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, consulting fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for TPTG, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees TPTG would be required to pay.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the applicable section of the disclosure schedule, if any, delivered by Sellers to TPTG prior to the Closing of this Agreement (the "Seller Disclosure Schedule"), Sellers and Geokall UK Ltd represents and warrants to TPTG as follows:

SECTION 5.01 Organization of Seller; Authority

Geokall UK Ltd is a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom and has all requisite power and authority to enter into the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Geokall UK Ltd has full legal authority to own, operate, and conduct its business on global basis from the United Kingdom The execution, delivery, and performance by (Geokall UK Ltd) of this Agreement and any agreement executed and delivered in connection with this Agreement (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate actions on the part of the Sellers. The Transaction Documents have been duly executed and delivered, and, assuming that the Transaction Documents constitute a valid and binding obligation of TPTG, they shall also constitute a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.. Geokall UK Ltd is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the business is conducted except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Geokall UK Ltd, taken as a whole. Geokall UK Ltd have herewith delivered or made available to TPTG complete and correct copies of the articles of incorporation in effect as of the date of this Agreement. Geokall UK Ltd is not in violation of its organizational documents.

SECTION 5.02 No Violation; Consents and Approvals

The execution and delivery by Sellers and Geokall UK Ltd of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the articles of incorporation or by-laws of Geokall UK Ltd, or (b) any Laws applicable to Geokall UK Ltd or the business of Geokall UK Ltd .

SECTION 5.03 Litigation; Compliance with Laws

(a) There are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Sellers or Geokall UK Ltd, threatened against, relating to or affecting Geokall UK Ltd, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Geokall UK Ltd , and (ii) no orders of any Governmental Entity or arbitrator are outstanding against Geokall UK Ltd, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Geokall UK Ltd in Geokall UK Ltd capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

(b) Geokall UK Ltd has complied and is in compliance in all material respects with all Laws applicable to Geokall UK Ltd , its business or its assets. Geokall UK Ltd has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to it, its business or its assets.

SECTION 5.04 Share Capital of Seller and Ownership Thereof

The total issued and outstanding share capital of Geokall UK Ltd consists of shares as shown on Exhibit A hereto, of which each person listed on such exhibit is the sole owner, free and clear of all liens and encumbrances whatsoever of the shares thereupon shown, and that such Sellers have unrestricted authority to sell and convey the Seller shares.

SECTION 5.05 No Implied Warranties and Representations

(a) Excluding the representations set forth in (b) below, TPTG acknowledges that Sellers are not making any representations or warranties, written or oral or express or implied, of any nature whatsoever except as specifically set forth in Article V and no other statements, documents, or communications (including any projections or forecasts relating to the business of Geokall UK Ltd that may be made or provided, or have been made or provided, may be relied upon by TPTG, and no such statement, document, or communication shall be deemed to be a representation or warranty of Geokall UK Ltd for any purpose.

(b) Sellers warrant and represent that, to the best of their knowledge and belief, the financial books, records, contracts, bank statements, and payroll records necessary to conduct an audit of Geokall UK Ltd are true and accurate in all material respects. Sellers covenant and agree that they will execute such representation letters as the auditor may reasonably require to complete an audit of Geokall UK Ltd by TPTG in accordance with PCAOB standards and SEC Rules and Regulations, after the closing for Geokall UK Ltd to allow SEC financial statement compliance by TPTG.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01 Access to Information

From the date hereof until the Closing Date or the earlier termination of this Agreement, each party shall give the other party and its respective counsel, accountants, representatives, and agents such reasonable information related to this Agreement and performance hereunder. With respect to Geokall UK Ltd , Sellers shall provide to TPTG full access, upon reasonable notice and during normal business hours, to information on the business of Geokall UK Ltd assets. TPTG shall provide Sellers with full access, upon reasonable notice and during normal business hours, to information on the business of TPTG and all relevant documents, records and other information concerning the business, finances, and properties of such party and its subsidiaries and that Sellers and her counsel, accountants, representatives and agents, may reasonably request. Any due diligence which TPTG or its agents and representatives' desires to conduct at Geokall UK Ltd facility shall only be done at such times as TPTG and Sellers may mutually agree. No investigation pursuant to this Section 6.01 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Acquisition, it being understood that the investigation will be made for the purposes, among others, of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party; provided, however, that in the course of performing its investigations, if a party discovers information which renders a representation or warranty inaccurate, such party shall inform the other party of such discovery. In the event of the termination of this Agreement, each party will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

SECTION 6.02 Legal Conditions to Transaction; Reasonable Efforts

The parties shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Transaction and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Transaction. The parties will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the parties in connection with the Transaction or the taking of any action contemplated thereby or by this Agreement.

SECTION 6.03 Certain Filings

Each party shall cooperate with the other in (a) connection with the preparation of an announcement or required filings, (b) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the transaction.

SECTION 6.04 Public Announcements and Filings

Prior to any release, each party shall give the other a reasonable opportunity to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable Law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.05 Tax Matters

No representation is made with regard to the tax implications of the agreement for any entity or investor.

SECTION 6.06 Supplements to Schedules

Prior to the Closing, Sellers will supplement or amend the Geokall UK Ltd disclosure schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule, if any. No supplement to or amendment of the disclosure schedule made pursuant to this Section 6.06 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

SECTION 6.07 No Contact of Third Parties

Neither TPTG, nor any of its officers, directors, employees, contractors, agents, representatives, or attorneys shall contact any supplier, vendor, customer, client, or employee of Geokall UK Ltd without Geokall UK Ltd prior written consent and then, only to the extent and in the manner agreed to by Sellers and Geokall UK Ltd .

ARTICLE VII
CONDITIONS OF THE CLOSING

SECTION 7.01 Conditions to Each Party's Obligation to Effect the Transaction

The respective obligations of each party to close the Transaction contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following condition, which may be waived, in whole or in part to the extent permitted by applicable Law. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Transaction or any transaction contemplated by this Agreement; provided, however, that the parties shall use reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02 Additional Conditions of Obligations of TPTG

The obligation of TPTG to affect the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by TPTG:

(a) Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects [except for those representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) Performance of Obligations of Sellers . Sellers shall have performed in all material respects all conditions, covenants, agreements, and obligations required to be performed by and under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Change. From the date hereof through and including the Closing, no event shall have occurred which would have a Material Adverse Effect on the assets of Geokall UK Ltd . For purposes hereof, "Material Adverse Effect" means a change, effect, condition or circumstances that, in the reasonable judgment of TPTG, is, or could reasonably be expected to be, material and adverse to the business, operations, assets, liabilities, financial condition, value, ability to deliver services, operating results, cash flow, net worth or customer or provider relations of Geokall UK Ltd , or otherwise materially adversely affecting the ability of Sellers or Geokall UK Ltd to consummate the Transactions except for any such changes or effects resulting, directly or indirectly, from (i) the public announcement or, or performance of the Transactions (including any action or inaction by Geokall UK Ltd customers, suppliers, employees or competitors), (ii) changes in GAAP or any applicable Law, (iii) changes in the industry in which Geokall UK Ltd operates, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or

international calamity, (v) material adverse changes in general economic conditions or the financial or securities markets generally, or (vi) any adverse change or effect that is cured by Sellers and/or Geokall UK Ltd prior to the Closing, but only to the extent any such change described in clauses (ii) through (v) is not specifically related to or disproportionately impacts Geokall UK Ltd .

(d) Third Party Consents. Geokall UK Ltd shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or Governmental Authorities in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

(e) Deliveries. At the Closing, Geokall UK Ltd shall have delivered to TPTG true, correct and complete copies of resolutions duly and validly adopted by the Board of Directors of Geokall UK Ltd evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary of Seller, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date.

(f) Geokall UK Ltd Indebtedness. Subject to Article 1 and the working capital payment schedule, all outstanding interest-bearing indebtedness of Geokall UK Ltd shall have been fully paid at or prior to Closing. Equipment leases are not included in this definition but are trade payables. The parties acknowledge and agree that any current liabilities or trade payables of Geokall UK Ltd shall not be considered "interest-bearing indebtedness."

(g) The Acquired Stock. Sellers shall assign and convey the Acquired Stock free and clear of all liens and encumbrances, at Closing.

(h) Due Diligence and financial information. Sellers and Geokall UK Ltd shall have provided all due diligence materials and such financial books and records as necessary to determine that a PCAOB audit under GAAP and SEC Rules for the preceding two (2) years can be completed for Geokall UK Ltd as requested by TPTG, and TPTG shall have been satisfied with such due diligence in TPTG's sole discretion on or before 60 days from Closing.

SECTION 7.03 Additional Conditions of Obligations of Sellers

The obligation of Sellers to close the Transaction is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived in writing by "Sellers":

(a) Representations and Warranties. The representations and warranties of TPTG set forth in this Agreement shall be true and correct in all material respects [except for those representations and warranties qualified by materiality] as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) Performance of Obligations of TPTG. TPTG shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Deliveries. At the Closing, TPTG shall have delivered to Sellers: (i) duly issued and authorized Preferred shares to the persons in the denominations set forth on Exhibit 1.01(d) hereto, and (ii) the Convertible provisions for the Promissory Note, as specified in Exhibit 1.01(c).

ARTICLE VIII
TERMINATION

SECTION 8.01 Termination

This Agreement may be terminated at any time prior to closing, by TPTG or Sellers as set forth below:

(a) by mutual consent of the board of directors of TPTG and Sellers; or

(b) by TPTG upon written notice to Sellers, if any condition to the obligation of TPTG to close contained in Article VII hereof has not been satisfied by ninety (90) days after date hereof (the "End Date") (unless such failure is the result of TPTG's breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of its duties and obligations hereunder); or

(c) by Sellers upon written notice to TPTG, if any condition to the obligation of Sellers to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of Sellers' or Seller's breach of any of its representations, warranties, covenants or agreements contained herein or failure to diligently pursue and fulfill any of her duties and obligations hereunder); or

(d) by TPTG or by Sellers if the board of directors or special committee of TPTG or Sellers acting with authority granted by said company's bylaws or board of directors determines, in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the TPTG or Geokall UK Ltd board of directors or special committee to the TPTG stockholders or Sellers under applicable Law; or

(e) by TPTG or Sellers, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree, or injunction or taken any other action restraining, enjoining, or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non-appealable.

SECTION 8.02 Effects of Termination

In the event of any termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become wholly void and of no further force and effect (other than Article VIII and Article X, which shall remain in full force and effect); provided that nothing herein shall relieve any party from liability for breaches of this Agreement prior to its termination.

SECTION 8.03 Fees, Costs and Expenses

Whether or not the Transaction is consummated, all legal costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost and expense.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; POST-CLOSING CONDITIONS AND COVENANTS

SECTION 9.01 Survival of Representations and Warranties

None of the covenants, agreements, obligations, representations, and warranties of the parties set forth in this Agreement shall survive the Closing.

SECTION 9.02 Indemnifications

(a) TPTG shall indemnify Sellers against and save and hold Sellers and her heirs, estates, legatees, devisees, legal and personal representatives, successors and assigns (collectively the "Indemnified Parties") forever harmless from any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants, damages, debts, demands, disbursements, expenses, interest, liabilities, losses, judgments, penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by TPTG as they are incurred by the Indemnified Party), imposed upon, incurred or sustained by, or asserted against an Indemnified Party, as a1 result of or arising out of or by virtue of:

(i) TPTG's operation of Geokall UK Ltd or its use of the assets (including the licenses) of Geokall UK Ltd after the Closing Date;

(ii) Any breach of any representation or warranty made by TPTG to Sellers herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith; and

(iii) The failure of TPTG to comply with, or the breach by TPTG of, any of the covenants of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be performed by TPTG (including, without limitation, this Section 9.02(a).

The Indemnified Party shall give TPTG written notice of any matter hereby indemnified against, and TPTG shall satisfy, pay and discharge any and all of an Indemnified Party's above-described claims, demands, damages, costs, expenses, etc. under this indemnity within ten (10) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or in equity against an Indemnified Party by a 3rd party, or any type of quasi-judicial, administrative or other type of proceeding against an Indemnified Party by a 3rd party, the Indemnified Party shall give TPTG written notice of said matter within ten (10) days of discovery thereof. TPTG may and, upon the Indemnified Party's request, shall at TPTG's expense, resist and defend such matter by counsel selected by TPTG and approved by the Indemnified Party. The appearance of an Indemnified Party in any such defense shall not constitute a waiver of its right to require TPTG to fulfill its obligations under this indemnity. An Indemnified Party shall provide such information and cooperation as TPTG shall request, and TPTG shall satisfy, pay and discharge any and all judgments and fines that may be recovered against an Indemnified Party in any such action or actions.

(b) Sellers shall defend and indemnify TPTG, its officers, directors, Sellers, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Parties"), and save and hold the Indemnified Parties forever harmless from and against any and all accounts, actions, assessments, causes of action, claims, contracts, controversies, costs, covenants, damages, debts, demands, disbursements, expenses, interest, liabilities, losses, judgments, penalties, promises and suits whatsoever (including without limitation punitive and consequential damages), including all reasonable attorneys' fees and expenses of counsel, and other reasonable expenses incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, action or proceeding, whether or not resulting in any liability and whether or not such Indemnified Party is a party, which fees and expenses shall be paid or reimbursed by Sellers as they are incurred by the Indemnified Party), imposed upon, incurred or sustained by, or asserted against TPTG, and/or its officers, directors, Sellers, employees, agents, successors or assigns, as a result of or arising out of or by virtue of:

(i) The operation of Geokall UK Ltd or use of its assets prior to the Closing Date;

(ii) Any breach of any representation or warranty made by Sellers to TPTG herein or in any agreement, document, or instrument executed and delivered pursuant hereto or in connection herewith;

(iii) The failure of Sellers to comply with, or the breach by Sellers of, any of the covenants and agreements set forth in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith, to be performed by Sellers (including, without limitation, this Section 9.02(b)).

TPTG shall give Sellers written notice of any matter hereby indemnified against, and Sellers shall satisfy, pay and discharge any and all of TPTG's above-described claims, demands, damages, costs, expenses, etc. under this indemnity within ten (10) days of the sending of said notice. In the event that the matter indemnified hereunder involves an action at law or in equity against TPTG by a 3rd party, or any type of quasi-judicial, administrative or other type of proceeding against

TPTG by a 3rd party, TPTG shall give Sellers written notice of said matter within ten (10) days of discovery thereof. Sellers may and, upon TPTG's request, shall at Sellers' expense, resist and defend such matter by counsel selected by Sellers and reasonably approved by TPTG. The appearance of TPTG in any such defense shall not constitute a waiver of its right to require Sellers to fulfill her obligations under this indemnity. TPTG shall provide such information and cooperation as Sellers shall reasonably request, and Sellers shall jointly and severally satisfy, pay and discharge any and all judgments and fines that may be recovered against TPTG in any such action or actions.

ARTICLE X
MISCELLANEOUS

SECTION 10.01 Notices

Any notice or communication required or permitted by this Agreement shall be given in writing and addressed as follows:

if to TPTG to:	TPT Global Tech, Inc. 501 W Broadway Suite 800 San Diego CA 92101 619-402 4200
with a copy to:	Michael Littman 7609 Ralston Road Arvada, Colorado 80002 Fax (303) 431-1567
if to	Sellers and Geokall UK Ltd 1210 A Stockport Road Manchester M19 2RA United Kingdom

with a copy to:

Notices shall be served personally, by overnight express mail service by a nationally recognized courier, or by first-class, certified mail, return receipt requested, postage pre-paid. If sent personally, notice shall be deemed delivered upon receipt. If sent by overnight express mail service, notice shall be deemed delivered 24 hours after delivery into the possession and control

of the courier. If sent by first-class, certified mail, return receipt requested, notice shall be deemed delivered the earlier of seventy-two (72) hours after mailing or the date on the return receipt, a refusal being deemed a delivery on the date of refusal. If the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed delivered on the date the notice-receipt is returned stating that the same was undeliverable at such address. Any party may give notification to the other party in any manner described above for change of address for the sending of notices.

SECTION 10.02 Amendment; Waiver

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of all of the parties hereto.

SECTION 10.03 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, legal and personal representatives, successors and assigns; provided, that no party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04 Governing Law

This Agreement shall be construed in accordance with and governed by the law of the State of Colorado without regard to principles of conflict of laws.

SECTION 10.05 Mediation / Arbitration

(a) In the event that a dispute should arise under this Agreement, the dispute shall be submitted to mediation under the Uniform Mediation Act (even if said Act has not been adopted in the State of Nevada. Upon written notice by one party to the other of a dispute for mediation, seven (7) days shall be provided for the answer, including an indication of the answering party's willingness to move forward with mediation. In the event said answering party is NOT willing to mediate the identified dispute, the matter shall be moved forward to arbitration as set forth below. All costs of mediation shall be equally borne by the parties hereto.

(b) In the event that one or both parties determine that Mediation of an identified dispute is unacceptable, the dispute shall be settled by binding arbitration conducted in Phoenix, Nevada in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, modified as follows: The party seeking arbitration shall submit to the other party a statement of the issues(s) to be arbitrated and shall designate such party's nominated arbitrator. The responding party shall respond with any additional or counter statement of the issue(s) to be arbitrated and shall designate the responding party's arbitrator within fourteen (14) days after receipt of the initial notice of arbitration. The two (2) arbitrators thus nominated shall proceed promptly to select a third arbitrator, who will conduct the arbitration hearing as promptly as the circumstances allow, and within a schedule set forth to both parties not less than 30 days following appointment unless a shorter time is agreed in writing by both parties hereto, and shall

render a decision in writing. Any decision rendered in any arbitration shall be accepted by the parties as final and binding, and shall be controlled by the United States Arbitration Act, 9 U.S.C. §1, et seq. Any judgment awarded may be entered and recorded in any court of competent jurisdiction. The arbitration panel shall have no authority to make any ruling, finding or award that does not conform to applicable law. The arbitrator shall have authority to award costs and attorney fees to the prevailing party in accordance with the merits and good faith position asserted by the parties.

SECTION 10.06 Consent to Jurisdiction

Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Nevada or any federal court sitting in Nevada for purposes of any suit, action, or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts). Each of the parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Nevada and on the parties designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07 Counterparts; Effectiveness

(a) This Agreement may be signed and transmitted by facsimile machine or by electronic mail. The signature of any person on a facsimile/electronically transmitted copy hereof shall be considered an original signature, and a facsimile/electronically transmitted copy hereof shall have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile/electronic copy of this Agreement shall be re-executed in original form. No party hereto may raise the use of a facsimile machine or computer, or the fact that any signature was transmitted through the use of a facsimile machine or electronically as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this paragraph.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership

Except as expressly provided herein, this Agreement (including the Exhibits, documents, and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder. The parties hereby acknowledge that TPTG shall not be deemed to have acquired the Purchased Shares until Closing of the transactions described herein.

SECTION 10.09 Headings

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECITON 10.10 No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11 Severability

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

SECTION 10.12 Attorneys Fees

In the event it becomes necessary for any party to employ legal counsel or to bring an action at law, in equity or other proceedings to enforce any of the terms of this Agreement, the prevailing party in any such action or proceeding shall be awarded its costs and reasonable attorneys' fees from the non-prevailing party.

SECTION 10.13 Confidentiality

Each party to this Agreement will hold, and will cause its respective directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless, based on the advice of outside counsel, disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, "Confidential Information") concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be

shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain without disclosure by such party in breach of this Agreement, or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to bank regulatory authorities.

SECTION 10.14 Arbitration

Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in San Diego, California, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to the California Regional Office of the American Arbitration Association ("AAA"), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the telecommunications industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of California, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of California shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TPT GLOBAL TECH, INC.
A FLORIDA CORPORATION

DocuSigned by:
By: [signature] 11/3/2023
DE779F1C4187427...

Name: Stephen J. Thomas III
Title: Chairman & President

Geokall UK Ltd Inc.

DocuSigned by:
By: Andrew Hallam 11/3/2023
F10DE9CA137C43A...

Name: Andrew Hallam
Title: CEO & President 30% share

Sellers:

DocuSigned by:
By: Mujeeb Rehman 11/3/2023
110CB4334A8A4C3...

Name: Mujeeb Rehman (COO) Share 45%

DocuSigned by:
By: Andrew Hallam 11/3/2023
F10DE9CA137C43A...

Name: Andrew Hallam 30% share

DocuSigned by:

11/4/2023

By: CJ

BC447D2FED7A4BF...

Name: CJ Director Share 25%

SCHEDULE OF EXHIBITS

Exhibit	Document
A	List of Sellers and Ownership of Geokall UK Ltd
B	Acquired Assets
C	Designation of Rights and Privileges
D	
E	Stock Power
F	
G	Employment Agreements with Geokall staff
H	Geokall current liabilities

EXHIBIT H

(Outstanding Debt) Amount Term Outstanding $

UK Government Covid Bounce back loan £50,000 5 years £55,000 $69,300

Monthly ongoing costs for US platform $300 Ongoing $3,600 $3,600

Monthly ongoing costs for Canadian platform $125 Ongoing $1,800 + $4,000 (for eSim stock) $5,800

Hosting fees, Monthly for web site and and Cloud $150 Ongoing $1,800 $1,800

Pakistan Developers/NOC Team $1,000 Monthly $12,000 $12,000

Directors loans (accounting and bookkeeping fees + £8,000 As required £8,000 $10,100

UK staff (3) payroll (min wage) £2,700 Per month £64,800 $81,648

Non Director (Friends loan) £12,500 £12,500 $15,750

Accountant / Book keeper £6,000 £6,000 $7,560

Total $207,558

The first payments will be used to settle the company debt amounts

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